Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT

OF

MRU ABS II LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of MRU ABS II LLC (the “Company”), dated as of March 7, 2008, is entered into by MRU Holdings, Inc., a Delaware corporation, as the sole equity member of the Company (the “Member”), and Kevin P. Burns and Bernard J. Angelo, as the initial Independent Managers (as defined on Schedule A hereto). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §§ 18-101, et seq.), as amended from time to time (the “Act”) and this Agreement, and the Member and the initial Independent Managers hereby agree as follows:

Section 1.	Name.

The name of the limited liability company formed hereby is MRU ABS II LLC.

Section 2.	Principal Business Office.

The principal business office of the Company shall be located at 590 Madison Avenue, 13th Floor, Suite 200, New York, NY 10022, or such other location as may hereafter be determined by the Board.

Section 3.	Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

Section 4.	Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.

Section 5.	Members.

(a)       The mailing address of the Member is set forth on Schedule B attached hereto. The Member is hereby admitted to the Company as a member of the Company simultaneously with its execution of a counterpart signature page to this Agreement.

(b)	Subject to Section 9(j), the Member may act by written consent.

(c)       Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than (i) upon an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 22 and 23), the persons acting as the Independent Managers pursuant to Section 10 shall, without any action of any Person and simultaneously with the Member ceasing to be a member of the Company, automatically be admitted to the Company as the Special Members and shall continue the Company without dissolution. A Special Member may not resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as a Special Member by executing a counterpart to this Agreement and (ii) such successor has also accepted its appointment as an Independent Manager pursuant to Section 10; provided, however, the Special Members shall automatically cease to be members of the Company upon the admission to the Company of a substitute Member. Each Special Member, in its capacity as Special Member, shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, no Special Member shall be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. Neither Special Member, in its capacity as Special Member, may bind the Company. Except as required by any mandatory provision of the Act or this Agreement, no Special Member, in its capacity as Special Member, shall have any right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to reflect its agreement to be admitted to the Company as the Special Members, the persons acting as the Independent Managers pursuant to Section 10 shall execute counterparts to this Agreement. Prior to its admission to the Company as a Special Member, each person acting as an Independent Manager pursuant to Section 10 shall not be a member of the Company.

Section 6.	Certificates.

Mr. Yariv Katz, whom the parties hereto hereby confirm was designated as an “authorized person” within the meaning of the Act, has executed, delivered and filed the initial Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the initial Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member, each Manager and each Officer, acting alone, thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act. The Member, any Manager, or any Officer, acting alone, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act and this Agreement.

Section 7.         Purposes. The purpose to be conducted or promoted by the Company is to engage in the following activities:

(a)
(i)

to acquire, own, hold, maintain, manage, finance, pledge, sell, dispose of and otherwise deal with, publicly or privately and whether with unrelated third parties or with affiliated entities, student loans, and from time to time contribute or sell such student loans to an Issuing Entity in exchange for trust certificates or other asset-backed securities issued by such Issuing Entity;

(ii)

to acquire, own, hold, maintain, manage, finance, pledge, sell, dispose of and otherwise deal with trust certificates in each Issuing Trust, or such other asset-backed securities issued by an Issuing Entity, and from time to time and subject to Sections 16 and 24(d), distribute such trust certificates or such other asset-backed securities issued by an Issuing Entity, or any or all proceeds thereof to the Member;

(iii)	to enter into and perform its obligations under the Basic Documents; and
(iv)

to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b)       The Company, and the Member, any Manager or any Officer on behalf of the Company, may enter into and perform the Basic Documents and all documents, agreements, instruments, certificates or financing statements contemplated thereby or related thereto, and any amendments thereto, all without any further act, vote or approval of any Member, Manager, Officer, or other Person notwithstanding any other provision of this Agreement or the Act. The foregoing authorization shall not be deemed a restriction on the powers of the Member, any Manager or any Officer to enter into other agreements or documents on behalf of the Company.

Section 8.	Powers.

Subject to Section 9(j), the Company, and the Board and the Officers on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.	Management.

(a)        Board of Managers. Subject to Section 9(j), the business and affairs of the Company shall be managed by or under the direction of a Board of two or more Managers designated by the Member. Subject to Section 10, the Member may determine at any time in its sole and absolute discretion the number of Managers to constitute the Board. The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers, and subject in all cases to Section 10. The initial number of Managers shall be five, two of which shall be Independent Managers pursuant to Section 10. Each Manager elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until the earliest of such Manager’s death, resignation, expulsion or removal. Except as otherwise provided in Section 10, each Manager shall execute and deliver the Management Agreement. Managers need not be a Member. The initial Managers designated by the Member are listed on Schedule D hereto.

(b)        Powers. Subject to Sections 7 and 9(j), the Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7, the Board of Managers has the authority to bind the Company.

(c)        Meeting of the Board of Managers. The Board of Managers may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the Chief Executive Officer on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the Chief Executive Officer in like manner and with like notice upon the written request of any one or more of the Managers.

(d)        Quorum: Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e)        Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)	Committees of Managers.
(i)

The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)

In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)

Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Sections 9(j) and 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g)        Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h)        Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed or expelled, with or without cause, at any time by the Member, and, subject to Section 10, any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i)         Managers as Agents. To the extent of their powers set forth in this Agreement and subject to Section 9(j), the Managers are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers set forth in this Agreement shall bind the Company.

(j)	Limitations on the Company’s Activities.
(i)	This Section 9(j) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.
(ii)

The Member shall not, so long as any Obligation is outstanding, and for a period of one year and one day thereafter, amend, alter, change or repeal the definition of “Independent Manager” or Sections 5(c), 7, 8, 9, 10, 16, 20, 21, 22, 23, 24, 25, 26, 29 or 31 or Schedule A of this Agreement (collectively, the “Special Purpose Provisions”) without the unanimous written consent of the Member and the Board (including each of the Independent Managers). Subject to this Section 9(j), the Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii)

Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Member, the Board, the Officers or any other Person, so long as any Obligation is outstanding, and for a period of one year and one day thereafter, none of the Member, the Board, the Officers or any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior unanimous written consent of the Member and the Board (including all Independent Managers), to take any Material Action; provided, however, that, so long as any Obligation is outstanding, and for a period of one year and one day thereafter, the Member and the Board may not vote on, or authorize the taking of, any Material Action unless there are at least two Independent Managers then serving in such capacity.

(iv)

The Board and the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises. The Board also shall cause the Company to and the Company shall:

(A)	maintain its own separate books and records and bank accounts;
(B)	at all times hold itself out to the public and all other Persons as a legal entity separate from the Member and any other Person;
(C)

subject to the provisions of Section 15(b), file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(D)	except as contemplated by the Basic Documents, not commingle its assets with assets of any other Person;
(E)	conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;
(F)	except as contemplated by the Basic Documents, pay its own liabilities only out of its own funds;
(G)	maintain an arm’s length relationship with its Affiliates and the Member (the Basic Documents being hereby deemed to satisfy such standard);
(H)	pay the salaries of its own employees;
(I)	not hold out its credit or assets as being available to satisfy the obligations of others;
(J)	allocate fairly and reasonably any overhead for shared expenses, including, without limitation, shared office space;
(K)	use separate stationery, invoices and checks;
(L)	except as contemplated by the Basic Documents, not pledge its assets for the benefit of any other Person;
(M)	correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;
(N)

be solvent and maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require the Member to make any additional capital contributions to the Company;

(O)	keep accurate books and records, and observe all other Delaware limited liability company formalities;
(P)	except as contemplated by the Basic Documents, not acquire any obligations or securities of the Member or any Affiliate of the Company;
(Q)	cause any agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing;
(R)

not enter into or be a party to any transaction with its Affiliates or the Member except in the ordinary course of business and on terms which are intrinsically fair and no less favorable to it than could be obtained in a comparable arm’s length transaction with an unrelated third party (the Basic Documents being hereby deemed to satisfy such standard); and

(S)	maintain its assets in such a manner that it is not costly or difficult to segregate or identify its individual assets from those of any other Person.

Failure of the Company, or the Member, the Board or the Officers on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member. The Member hereby agrees that the entering into and performance by the Company of the Basic Documents in accordance with the terms and conditions thereof shall not be deemed to have caused the Company to have violated, or to have failed to comply with, any of the foregoing covenants set forth in this Section 9(j)(iv) or any other covenants contained in this Agreement.

(v)	So long as any Obligation is outstanding, and for a period of one year and one day thereafter, the Board shall not cause or permit the Company to and the Company shall not:
(A)

except as contemplated by the Basic Documents, guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available for the obligations of any other Person;

(B)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 7, the Basic Documents or this Section 9(j);
(C)	incur, create or assume any indebtedness or liabilities other than as expressly permitted under the Basic Documents;
(D)

make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Basic Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Basic Documents and permit the same to remain outstanding in accordance with such provisions;

(E)

to the fullest extent permitted by law, engage in, seek or consent to any dissolution, liquidation, winding up, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to any provision of the Basic Documents and subject to obtaining any approvals required under this Agreement; or

(F)

except as contemplated or permitted by the Basic Documents, form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own an equity interest in any other Person.

Section 10.	Independent Managers.

As long as any Obligation is outstanding, and for a period of one year and one day thereafter, the Member shall cause the Company at all times to have at least two Independent Managers who will be appointed by the Member. The initial Independent Managers appointed by the Member are Kevin P. Burns and Bernard J. Angelo. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Managers shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Section 9(j)(iii). Unless otherwise restricted by law, an Independent Manager may resign, with or without cause, at any time, and any vacancy caused by any such resignation shall be filled by action of the Member. Unless otherwise restricted by law, an Independent Manager may be removed, with or without cause, at any time by the Member, and any vacancy caused by any such removal may be filled by action of the Member. Notwithstanding the foregoing, to the fullest extent permitted by law, no resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor (i) shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement or the Management Agreement, and (ii) shall have executed a counterpart to this Agreement as required by Section 5(c). In the event of a vacancy in the position of an Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the third sentence of this Section 10, in exercising its rights and performing its duties under this Agreement, each Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

Section 11.	Officers.

(a)        Officers. The initial Officers of the Company shall be designated by the Member. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a Chief Executive Officer, a Chief Financial Officer, a Secretary and a Treasurer. Any number of offices may be held by the same person. The initial Officers of the Company designated by the Member are listed on Schedule E hereto. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

(b)        Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer or any other Officer authorized by the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, including Section 7(b); and (ii) where execution thereof shall be expressly delegated by the Board to some other Officer or agent of the Company.

(c)        Chief Financial Officer. The Chief Financial Officer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and to the Board, at its regular meetings or when the Board so requires, an account of all of the Chief Financial Officer’s transactions and of the financial condition of the Company.

(d)        Secretary. The Secretary or any other Officer authorized by the Board shall record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary or any other Officer authorized by the Board shall be responsible for filing legal documents and maintaining records for the Company. The Secretary or any other Officer authorized by the Board shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board.

(e)        Treasurer. The Treasurer shall, in the absence of the Chief Financial Officer or in the event of the Chief Financial Officer’s inability to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Board, the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe.

(f)          Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

(g)        Duties of Board and Officers. Except to the extent otherwise provided herein, the Managers and Officers shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 12.	Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Member, the Special Members or the Managers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member or Manager of the Company.

Section 13.	Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto. In accordance with Section 5(c), the Special Members shall not be required to make any capital contributions to the Company.

Section 14.	Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may from time to time contribute additional assets to the Company as contemplated in the Basic Documents, and may make other additional capital contributions to the Company at any time upon the written consent of such Member. To the extent that the Member makes an additional capital contribution to the Company, the Member or any Manager or Officer shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and the Special Members and, to the fullest extent permitted by law, other than as provided in Section 26 of this Agreement, shall not be construed as conferring any benefit upon any creditor of the Company (other than Covered Persons) (and, other than as provided in Section 26 of this Agreement, no such creditor of the Company (other than Covered Persons) shall be a third-party beneficiary of this Agreement) and the Member and the Special Members shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.	Allocation of Profits and Losses; Tax Characterization and Returns.
(a)	The Company’s profits and losses shall be allocated to the Member.

(b)       Until such time as the Company shall have more than one member of the Company, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Certificate of Formation and this Agreement are to be construed so as to preserve such tax status. The Member, any Manager or any Officer is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities.

Section 16.	Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law or any Basic Document.

Section 17.	Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board or the Officers. The Company’s books of account shall be kept using the method of accounting determined by the Board. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Board.

Section 18.	Reports.

The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Member as promptly as possible any such tax information as may be reasonably necessary to enable the Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 19.	Other Business.

Notwithstanding any duty otherwise existing or anything to the contrary at law (whether common or statutory) or in equity, the Member, the Special Members, the Managers, the Officers, any employee or agent of the Company and any Affiliate of the Member, the Special Members, the Managers or the Officers may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20.	Exculpation and Indemnification.

(a)       To the fullest extent permitted by applicable law, none of the Member, the Managers, the Special Members, the Officers or any other employee or agent of the Company or any employee, representative, agent or Affiliate of the Member, the Managers, the Special Members or the Officers (collectively, the “Covered Persons”) shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement or who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)       To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Member, the Managers, the Special Members and the Officers shall not have personal liability on account thereof; and provided further, that so long as any Obligation is outstanding, and for a period of one year and one day thereafter, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 20 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

(c)       To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d)       A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)       To the extent that, at law (whether common or statutory) or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall, to the fullest extent permitted by applicable law, not be liable to the Company, to any other Covered Person or to any other Person that is a party to or is otherwise bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law (whether common or statutory) or in equity, are agreed by the Member, the Managers and the Special Members to replace such other duties and liabilities of such Covered Person.

(f)        The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21.	Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 23, the transferee of a limited liability company interest in the Company shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 21, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 22.	Resignation.

So long as any Obligation is outstanding, and for a period of one year and one day thereafter, the Member may not resign, except as permitted under the Basic Documents or if the Rating Agency Condition is satisfied. If the Member is permitted to resign pursuant to this Section 22, an additional member of the Company shall be admitted to the Company, subject to Section 23, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 23.	Admission of Additional Members.

Without limiting the provisions of Section 5(c) or 24(a), one or more additional members of the Company may be admitted to the Company with the written consent of the Member; provided, however, that, notwithstanding the foregoing, so long as any Obligation is outstanding, and for a period of one year and one day thereafter, no additional Member may be admitted to the Company (other than pursuant to Section 5(c) or 24(a)) unless the Rating Agency Condition is satisfied.

Section 24.	Dissolution.

(a)       Subject to Section 9(j), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) without limitation of the provisions of Section 5(c), the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. If, following the application of the provisions of Section 5(c), there shall, for any reason, nevertheless occur any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative (as defined in the Act) of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company in the Company.

(b)       Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or the Special Members shall not cause the Member or the Special Members, respectively, to cease to be a member of the Company or cause the Company to be dissolved or its affairs to be wound up and upon the occurrence of such an event, the Company shall continue without dissolution. Except as otherwise required by law, notwithstanding any other provision of this Agreement, the dissolution or death of the Member or the Special Members shall not, by itself, cause the Company to be dissolved or its affairs to be wound up.

(c)       Notwithstanding any other provision of this Agreement, each of the Member and the Special Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or the Special Members or the occurrence of an event that causes the Member or the Special Members to cease to be a member of the Company.

(d)       In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e)       The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25.	Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Member and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16 hereof. The interest of the Member in the Company is personal property.

Section 26.	Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company (other than Covered Persons) or by any creditor of the Member or the Special Members. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons and except as provided in Section 29).

Section 27.	Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 28.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29.	Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, the Special Purpose Provisions, constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member by the Independent Managers, in accordance with its terms. In addition, the Independent Managers shall be intended beneficiaries of this Agreement.

Section 30.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. The Member hereby consents to (i) the non-exclusive jurisdiction of the courts of the State of Delaware, and (ii) service of process in accordance with Section 33.

Section 31.	Amendments.

Subject to Section 9(j), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member. Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied except: (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents.

Section 32.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33.	Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 34.	Uniform Commercial Code

For purposes of this Agreement, all limited liability company interests in the Company and any certificates representing the same, if any, shall be deemed a security or securities under and governed by Article VIII of the Uniform Commercial Code as in effect in the State of Delaware and any other applicable jurisdiction.

Section 35.	Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the initial Certificate of Formation with the Secretary of State of the State of Delaware on March 7, 2008.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the day and year first above written.

MEMBER:

MRU HOLDINGS, INC.

By:
Name: Title:

INDEPENDENT MANAGER:

Name: Kevin P. Burns

INDEPENDENT MANAGER:

Name: Bernard J. Angelo

SCHEDULE A

Definitions

A.	Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means this Agreement, the Management Agreement, each document related to the issuance of notes by an Issuing Entity, and all documents, agreements, instruments, certificates and financing statements contemplated thereby, related thereto or delivered in connection therewith.

“Board” or “Board of Managers” means the Board of Managers of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on March 7, 2008, as amended or amended and restated from time to time.

“Company” means MRU ABS II LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, at least a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“Independent Manager” means a natural person who, for the five-year period prior to his or her appointment as the Independent Manager, has not been, and during the continuation of his or her service as the Special Member and/or the Independent Manager will not be: (i) an employee, director, stockholder, partner or officer of the Company or any of its Affiliates (other than in his or her service as an Independent Manager, Special Member or other similar capacities of the Company or any of its Affiliates); (ii) a customer or supplier of the Company or any of its Affiliates; or (iii) any member of the immediate family of a person described in (i) or (ii) above. Notwithstanding anything to the contrary contained herein, the Independent Manager of the Company shall be permitted to serve as an independent manager, independent director or in another similar capacity of other special purpose entities which are now, or may in the future be, established by any Affiliate of the Company or any member of the Company.

“Issuing Entity” means each Issuing Trust or other special purpose entity issuing notes under an indenture.

“Issuing Trust” means each trust issuing notes under an indenture.

“Management Agreement” means that certain Management Agreement in the form attached hereto as Schedule C, the terms of which shall be deemed incorporated into, and a part of, this Agreement.

“Manager” means the persons designated by the Member as the “managers” (within the meaning of the Act) of the Company in accordance with Section 9(a), and includes any Person appointed by the Member as a successor or additional manager of the Company pursuant to the provisions of this Agreement, each in its capacity as a manager of the Company. The Managers are hereby designated as “managers” of the Company within the meaning of Section 18-101(10) of the Act.

“Material Action” means to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means MRU Holdings, Inc. a Delaware corporation, as the initial member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Special Members.

“Obligations ” shall mean the indebtedness, liabilities and obligations of any Issuing Trust under or in connection with an indenture and the other Basic Documents as in effect as of any date of determination.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited partnership, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Rating Agency” means each rating agency (if any) which is rating any securities issued by an Issuing Trust.

“Rating Agency Condition” means that each such Rating Agency shall have notified the Company in writing that such action will not result in a reduction or withdrawal of the then current rating by such Rating Agency of any of securities issued by an Issuing Trust.

“Special Member” means, upon such person’s admission to the Company as a member of the Company pursuant to Section 5(c), a person acting as an Independent Manager, in such person’s capacity as a member of the Company. The Special Members shall only have the rights and duties expressly set forth in this Agreement.

“Special Purpose Provisions” has the meaning set forth in Section 9(j)(ii).

B.	Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation,” and words of masculine, feminine or neuter gender shall mean and include the correlative words of the other genders. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Limited Liability Company Interest

MRU Holdings, Inc.	590 Madison Avenue 13th Floor New York, NY 10022	$100	100%

SCHEDULE C

Form of Management Agreement

See Attached

Management Agreement

March __, 2008

MRU ABS II LLC

590 Madison Avenue

13th Floor, Suite 200

New York, New York 10022

Re: Management Agreement – MRU ABS II LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have each been designated as a Manager of MRU ABS II LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of March __, 2008, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agrees as follows:

1.         Each of the undersigned accepts such Person’s rights and authority as a Manager under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Manager under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Manager is designated or until such Person’s resignation or removal as a Manager in accordance with the LLC Agreement.

2.         So long as any Obligation is outstanding, and for a period of one year and one day thereafter, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to such undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining an involuntary case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company or ordering the winding up or liquidation of the affairs of the Company.

3.         THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

MANAGERS:

Name: Edwin J. McGuinn, Jr.

Name: Vishal Garg

Name: Jonathan Coblentz

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

MANAGERS:

Name: Bernard J. Angelo

Name: Kevin P. Burns

SCHEDULE D

Board of Managers

1.	Edwin J. McGuinn, Jr.

2.	Vishal Garg

3.	Jonathan Coblentz

4.	Bernard J. Angelo (Independent Manager)

5.	Kevin P. Burns (Independent Manager)

SCHEDULE E

Officers

1.	Edwin J. McGuinn, Jr. (Chief Executive Officer)

2.	Vishal Garg (Chief Financial Officer and Secretary)

3.	Jonathan Coblentz (Treasurer)